Exhibit 99.1

ACADIA REALTY TRUST REPORTS THIRD QUARTER 2013 OPERATING RESULTS

WHITE PLAINS, NY (October 22, 2013) - Acadia Realty Trust (NYSE: AKR) today reported operating results for the quarter ended September 30, 2013. All per share amounts are on a fully diluted basis.

Third Quarter 2013 Highlights

Earnings

•	Funds from operations (“FFO”) of $0.32 per share

•	Earnings per share (“EPS”) from continuing operations of $0.16

•	2013 annual FFO guidance increased to a range of $1.26 - $1.29 per share and EPS to a range of $0.69 - $0.72, excluding transaction costs

Core Portfolio -Strong Internal Growth Accompanied by Asset Recycling

•	Same store net operating income (“NOI”) for the third quarter up 4.8% compared to 2012 and increased 8.4% on a year-to-date basis

•	September 30, 2013 94.0% portfolio occupancy; 95.7% including leased space not yet occupied

•	Currently under contract to sell an A&P supermarket-anchored shopping center for $18.4 million

•	Closed on previously announced $11.8 million acquisition in Georgetown, D.C.

Fund Platform - Acquisitions, Monetization and Redevelopment Progress

•	Fund IV closed on $18.9 million and is currently under contract for another $37.3 million of acquisitions

•	Fund II currently under contract to sell Fordham Place and Pelham Manor Shopping Plaza for $192.4 million

•	Signed Target as a co-anchor at Fund II’s City Point project; now 65% pre-leased

Balance Sheet - Low Leverage with Available Capital

•	Core portfolio debt, net of cash on hand and restricted cash related to financings (“Net Debt”), to EBITDA ratio of 3.6x at September 30, 2013; 4.3x including pro-rata share of Opportunity Funds

•	Combined Net Debt to total equity and debt capitalization (“Total Market Capitalization”) of 23% at September 30, 2013

Third Quarter 2013 Operating Results

FFO and Net Income from Continuing Operations for the quarter ended September 30, 2013 were $17.9 million and $8.9 million, respectively, compared to $12.7 million and $5.8 million, respectively, for the quarter ended September 30, 2012. For the nine months ended September 30, 2013, FFO and Net Income from Continuing Operations were $52.1 million and $26.0 million, respectively, compared to $34.2 million and $14.8 million, respectively, for the nine months ended September 30, 2012.

Earnings for the three and nine months ended September 30, 2013 and 2012, on a per share basis, were as follows:

	Quarters ended September 30,			Nine Months ended September 30,
	2013	2012	Variance	2013	2012	Variance
FFO per share	$0.32	$0.27	$0.05	$0.93	$0.75	$0.18
EPS from continuing operations	$0.16	$0.12	$0.04	$0.47	$0.33	$0.14
EPS from discontinued operations	$0.01	$0.04	$(0.03)	$0.03	$0.08	$(0.05)
EPS	$0.17	$0.16	$0.01	$0.50	$0.41	$0.09

The following significant items contributed to the above 2013 increase in EPS from continuing operations:

	2013 v 2012 Variance
	Quarter	Nine Months
Income from 2012 and 2013 acquisitions and redevelopment
projects	$0.04	$0.12
(Decrease)/increase in fee income	(0.01)	0.04
Additional interest income	0.02	0.06
Impairment of asset	—	(0.02)
Dilution from additional outstanding Common Shares	(0.02)	(0.07)
Increase in income from RCP Ventures	0.01	0.01
Total variance	$0.04	$0.14

Core Portfolio - Strong Internal Growth and Strategic Asset Recycling

Acadia’s core portfolio (“Core Portfolio”) is comprised of properties that are owned in whole or in part by Acadia outside of its opportunity funds (the “Funds”).

Same-Store NOI and Occupancy

Core Portfolio same-store NOI increased 4.8% for the third quarter 2013 compared to the third quarter 2012, and 8.4% year-to-date.

At September 30, 2013, Acadia’s Core Portfolio occupancy was 94.0%, as compared to 93.7% as of June 30, 2013. Including space currently leased but not yet occupied, the Core Portfolio was 95.7% leased.

Rent Spreads on New and Renewal Leases

The Company realized an increase in average rents on a GAAP basis, which includes the effect of the straight-lining of rents, of 14.3% on 155,000 square feet of new and renewal leases executed during the third quarter of 2013 in its Core Portfolio. On a contractual rent basis, which excludes straight-line rent, the Company experienced an increase of 4.6% in average rents for these same leases.

Recycling Activity - Acquired in Georgetown and Selling in New Jersey

The Company has closed on $120.9 million of Core Portfolio acquisitions since the beginning of 2013. As previously announced, Acadia closed on 3200-3204 M Street in Georgetown, DC for a purchase price of $11.8 million. This 7,000 square foot property, tenanted by Banana Republic, is located at the intersection of M Street and Wisconsin Avenue, the two most desirable retail corridors in Georgetown. The location benefits from excellent demographics, including a population of approximately 321,000 and an average income of approximately $114,000 within a 3-mile radius.

During the third quarter, Acadia entered into a contract to sell the A&P Shopping Center located in Boonton, New Jersey for $18.4 million.

The closing of this transaction and those under contract as discussed hereafter are subject to customary closing conditions, and specific to the sale of the A&P Shopping Center, the assumption of debt. As such, no assurance can be given that the Company will successfully complete these transactions.

Core Portfolio Anchor Recycling

As previously announced, Acadia initiated three key re-anchoring projects during 2011. Two of the projects, the Bloomfield Town Square, located in Bloomfield Hills, Michigan, and the Branch Plaza located in Smithtown (Long Island), New York were completed prior to 2013. During the third quarter, the Company completed a lease with Designer Shoe Warehouse (“DSW”) at the Crossroads Shopping Center located in White Plains, New York. Together with the recently signed PetSmart, these tenants will replace the former A&P supermarket at approximately double the rent and will raise the center’s leased rate to 96%.

Fund Platform - Closed on $18.9 Million Acquisition; Continued Monetization of Fund II Assets

Fund IV New Investments

During the third quarter, Fund IV, in partnership with two unaffiliated entities, completed the acquisition of Paramus Plaza for $18.9 million. This 152,100 square foot property is anchored by Babies “R” Us and Ashley Furniture. The center is located on Route 17 South in the affluent suburban neighborhood of Paramus, New Jersey with a population of approximately 106,000 within a three mile radius and a median annual household income of approximately $123,000.

Also during the quarter, Fund IV entered into contracts to purchase $37.3 million of new acquisitions.

Fund II Continued Monetization

During the third quarter, Fund II entered into a contract to sell Fordham Place and the retail portion of the Pelham Manor Shopping Plaza for a combined purchase price of $192.4 million. The Fund developed these properties in connection with its New York Urban/Infill Redevelopment Initiative. The Company anticipates closing on this transaction prior to the end of the year.

City Point Progress

During the quarter, Fund II entered into a lease with Target to co-anchor City Point, its 1.8 million square foot mixed-use project located in downtown Brooklyn with a vibrant mix of retail, entertainment, food and residential uses. The new CityTarget store, which will occupy 120,000 square feet representing the entire second floor, will join other high-quality anchors Century 21 Department Store, Armani Exchange and Alamo Drafthouse Cinema. Following the signing of this lease, the Company has now completed all pre-leasing of the anchor retail space at City Point and the 675,000 square foot retail component is now 65% pre-leased. With the second through fifth floors now leased, only the first floor and concourse level remain to be leased between now and the expected opening of the center in 2015.

Balance Sheet - Continued Strength with Available Capital

Acadia continues to maintain a solid balance sheet with available liquidity and low leverage as evidenced by the following as of September 30, 2013:

•	Combined Net Debt to Total Market Capitalization of 23%

•	Core Portfolio Net Debt to EBITDA ratio of 3.6x

•	Including the Company’s Core Portfolio debt and pro-rata share of the Company’s Fund debt (“Combined”), a Net Debt to EBITDA ratio of 4.3x

•	Core Portfolio and Combined fixed-charge coverage ratios of 3.2 to 1

•
The Company had total liquidity of $193.2 million, including $55.7 million of cash on hand and $137.5 million available under its unsecured line of credit, excluding the Funds’ cash and credit facilities.

Outlook - Increased Earnings Guidance Range for 2013

Previously, the Company had forecasted its 2013 annual FFO to range from $1.17 - $1.25 per share and EPS from $0.66 - $0.71.

Management now anticipates Acadia’s 2013 annual FFO will range from $1.26 - $1.29 per share and EPS from $0.69 - $0.72. Consistent with the original earnings guidance, these increased ranges are before transaction costs, which through September 30, 2013 totaled $0.04 per share. Inclusive of these costs, FFO is expected to range from $1.22 - $1.25.

Management Comments

“Our portfolio delivered another quarter of solid results,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “Importantly, our company, through its dual - core and fund - operating platforms, is well positioned for growth with its multifaceted value-creation capabilities. Over the past 12 months, we have either completed or are in the process of completing, more than $1 billion of transactions, including both strategic acquisitions and profitable asset sales. Additionally, tenant interest in the high-quality real estate within our existing portfolio remains strong, as exemplified by our core portfolio’s 95.7% leased rate and the successful completion of the anchor leasing at Fund II’s Downtown Brooklyn project. We remain convinced of the benefits of our location-driven capital-allocation strategy.”

Investor Conference Call

Management will conduct a conference call on Wednesday, October 23, 2013 at 12:00 PM ET to review the Company’s earnings and operating results. The live conference call can be accessed by dialing 888-771-4371. The pass code is “35746700” or “Acadia Realty”. The call will also be webcast and can be accessed in a listen-only mode at Acadia’s web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia’s website. Alternatively, to access the replay by phone, dial 888-843-7419, and the passcode will be “35746700#”. The phone replay will be available through Wednesday, October 30, 2013.

About Acadia Realty Trust

Acadia Realty Trust, a fully-integrated equity real estate investment trust, is focused on the acquisition, ownership, management and redevelopment of high-quality retail properties and urban/infill mixed-use properties with a strong retail component located primarily in high-barrier-to-entry, densely-populated metropolitan areas along the East Coast and in Chicago. Acadia owns, or has an ownership interest in, these properties through its core portfolio and its opportunistic/value-add investment funds. Additional information may be found on the Company’s website at www.acadiarealty.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 27, 2013 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

(Financial Highlights Follow)

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Nine Months ended September 30, 2013 and 2012
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
Revenues	2013	2012	2013	2012

Rental income	$29,913	$21,708	$88,067	$59,208
Interest income	2,969	1,921	9,265	6,127
Expense reimbursements	7,279	4,567	20,800	13,770
Other property income	139	345	737	762
Management fee income	18	290	60	1,166
Other income	—	—	2,962	—
Total revenues	40,318	28,831	121,891	81,033
Operating expenses
Property operating	5,937	4,487	16,130	13,041
Real estate taxes	5,795	4,353	15,739	11,973
General and administrative	5,335	5,517	17,261	16,636
Depreciation and amortization	10,450	7,376	29,278	20,671
Total operating expenses	27,517	21,733	78,408	62,321

Operating income	12,801	7,098	43,483	18,712

Equity in earnings (losses) of unconsolidated affiliates	4,209	(2,538)	7,274	1,997
Impairment of asset	—	—	(1,500)	—
Interest expense and other finance costs	(10,517)	(6,085)	(29,562)	(16,547)
Income (loss) from continuing operations before income taxes	6,493	(1,525)	19,695	4,162
Income tax (provision) benefit	(186)	104	(53)	(1,125)
Income (loss) from continuing operations	6,307	(1,421)	19,642	3,037

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Nine Months ended September 30, 2013 and 2012
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2013	2012	2013	2012

Operating income from discontinued operations	2,835	2,159	6,100	9,030
Gain on sale of properties	—	5,917	4,191	8,585
Income from discontinued operations	2,835	8,076	10,291	17,615
Net income	9,142	6,655	29,933	20,652
Loss (income) attributable to noncontrolling interests:
Continuing operations	2,551	7,223	6,391	11,775
Discontinued operations	(2,208)	(6,297)	(8,459)	(13,998)
Net loss (income) attributable to noncontrolling
interests	343	926	(2,068)	(2,223)

Net income attributable to Common Shareholders	$9,485	$7,581	$27,865	$18,429

Supplemental Information
Income from continuing operations attributable to
Common Shareholders	$8,858	$5,802	$26,033	$14,812
Income from discontinued operations attributable to
Common Shareholders	627	1,779	1,832	3,617
Net income attributable to Common Shareholders	$9,485	$7,581	$27,865	$18,429

Net income attributable to Common Shareholders per Common Share - Basic
Net income per Common Share - Continuing
operations	$0.16	$0.12	$0.48	$0.33
Net income per Common Share - Discontinued
operations	0.01	0.04	0.03	0.08
Net income per Common Share	$0.17	$0.16	$0.51	$0.41
Weighted average Common Shares	55,460	46,338	54,686	44,447
Net income attributable to Common Shareholders per Common Share - Diluted [2]
Net income per Common Share - Continuing
Operations	$0.16	$0.12	$0.47	$0.33
Net income per Common Share - Discontinued
Operations	0.01	0.04	0.03	0.08
Net income per Common Share	$0.17	$0.16	$0.50	$0.41
Weighted average Common Shares	55,818	46,812	55,092	44,884

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Nine Months ended September 30, 2013 and 2012
(dollars and Common Shares in thousands, except per share data)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2013	2012	2013	2012

Net income attributable to Common Shareholders	$9,485	$7,581	$27,865	$18,429

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):
Consolidated affiliates	7,558	5,827	21,145	16,308
Unconsolidated affiliates	777	374	1,978	1,155
Impairment of asset	—	—	1,500	—
Gain on sale (net of noncontrolling interests’ share):
Consolidated affiliates	—	(1,178)	(776)	(1,391)
Unconsolidated affiliates	—	—	—	(609)
Income attributable to noncontrolling interests’ in
Operating Partnership	104	105	329	269
Distributions - Preferred OP Units	5	4	16	14
Funds from operations	$17,929	$12,713	$52,057	$34,175
Funds from operations per share - Diluted
Weighted average Common Shares and OP Units [4]	56,436	47,410	55,735	45,513
Funds from operations, per share	$0.32	$0.27	$0.93	$0.75

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Nine Months ended September 30, 2013 and 2012
(dollars in thousands)

RECONCILIATION OF OPERATING INCOME TO NET PROPERTY
OPERATING INCOME (“NOI”) 3

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2013	2012	2013	2012

Operating income	$12,801	$7,098	$43,483	$18,712

Add back:
General and administrative	5,335	5,517	17,261	16,636
Depreciation and amortization	10,450	7,376	29,278	20,671
Less:
Management fee income	(18)	(290)	(60)	(1,166)
Interest income	(2,969)	(1,921)	(9,265)	(6,127)
Straight line rent and other adjustments	(1,724)	(262)	(4,271)	(1,322)

Consolidated NOI	23,875	17,518	76,426	47,404

Noncontrolling interest in NOI	(6,695)	(4,638)	(24,709)	(10,906)
Pro-rata share of NOI	17,180	12,880	51,717	36,498
Operating Partnerships’ interest in Opportunity Funds	(930)	(1,064)	(3,683)	(2,427)
Operating Partnerships’ share of unconsolidated joint ventures [1]	662	1,521	2,017	4,900
NOI - Core Portfolio	$16,912	$13,337	$50,051	$38,971

Note:
[1] Does not include share of unconsolidated joint ventures within Opportunity Funds

SELECTED BALANCE SHEET INFORMATION
	As of
	September 30, 2013	December 31, 2012
	(dollars in thousands)

Cash and cash equivalents	$88,421	$91,813
Rental property, at cost	1,348,979	1,051,531
Total assets	2,349,368	1,908,440
Notes payable	1,004,555	603,973
Total liabilities	1,236,212	838,184

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights
For the Quarters and Nine Months ended September 30, 2013 and 2012
(dollars and Common Shares in thousands, except per share data)

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted average 592 and 612 OP Units into Common Shares for the quarters ended September 30, 2013 and 2012, respectively and 618 and 617 OP Units into Common Shares for the nine months ended September 30, 2013 and 2012, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters and nine months ended September 30, 2013 and 2012. In addition, diluted FFO also includes the effect of 358 and 435 employee share options, restricted share units and LTIP units for the quarters ended September 30, 2013 and 2012, respectively and 406 and 424 employee share options, restricted share units and LTIP units for the nine months ended September 30, 2013 and 2012, respectively.